UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2013

COLUMBIA LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-10352	59-2758596
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 Liberty Square Fourth Floor Boston, Massachusetts	02109
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 639-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 12, 2013, Columbia Laboratories, Inc. (the “Company”), through its subsidiary Columbia Laboratories UK, Limited (“CBRX UK” and together with the Company, “Columbia”) acquired 100% of the share capital of Molecular Profiles Limited, an English private limited company (“Molecular Profiles”), pursuant to a Share Purchase Agreement (the “Purchase Agreement”) among Columbia and the sellers listed on Schedule 1 thereto (the “Sellers”). Molecular Profiles is engaged in the business of pharmaceutical development and manufacturing services in the United Kingdom.

The total value of the acquisition consideration was approximately $25 million, comprising $16.7 million in cash (equivalent to approximately £10.6 million) and the Company issued 1,051,323 shares of its common stock (equivalent to approximately $8.3 million), based on the average closing price of the Company’s common stock on the NASDAQ Capital Market for the twenty trading days immediately preceding the date of the Purchase Agreement. The newly issued shares are subject to a twelve-month lock-up period. The total consideration paid excludes transaction costs and is subject to a potential downwards only post-closing adjustment. $2 million (equivalent to approximately £1.27 million) of the cash portion of the consideration has been deposited in escrow as a source of funding for any such adjustment.

Pursuant to the Purchase Agreement, the Company agreed to appoint Dr. Nikin Patel, the Chief Executive Officer of Molecular Profiles to the Company’s Board of Directors. The Parties to the Purchase Agreement have made customary representations, warranties and covenants therein. The assertions embodied in those representations and warranties were made for purposes of the Purchase Agreement and are subject to qualifications and limitations agreed by the respective parties in connection with negotiating the terms of the Purchase Agreement. In addition, certain representations and warranties made as of a specified date may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the respective parties rather than establishing matters as facts. For the foregoing reasons, no person should rely on the representations and warranties as statements of factual information at the time they were made or otherwise.

The foregoing summary of the acquisition and the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement attached hereto as Exhibit 2.1 and is incorporated by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 5, 2013, Molecular Profiles entered into a grant letter (the “Grant Letter”) with the Secretary of State for Business, Innovation and Skills. Pursuant to the Grant Letter, the Secretary of State for Business, Innovation and Skills agreed to grant Molecular Profiles up to £1,600,000 (the “Grant”) under Section 8 of the Industrial Development Act 1982 in the furtherance of the implementation by Molecular Profiles of a project to expand a current facility by building additional space for a manufacturing facility, analytical labs and office space, as well as the creation of a specified number of jobs. The Grant is conditional upon the completion and reporting of certain project milestones as specified in the Grant Letter and the execution by the Company of a parent guarantee (the “Parent Guarantee”), dated September 12,

2013, whereby the Company has agreed to guarantee all obligations of Molecular Profiles under the Grant Letter including all monies, debts and liabilities (whether actual or contingent) from time to time due, owning or incurred by or from Molecular Profiles to the Secretary of State under or in connection with the Grant Letter (the “Guaranteed Obligations”). The Grant Letter provides that the Grant may become repayable under certain specified circumstances within a six (6) year monitoring period, as defined in the Grant Letter, including, but not limited to, failure to progress to reach specified targets on the project, significant changes to the nature and scale of the project or financing of the project, the future of the project being in jeopardy, events occurring that would have a material adverse effect on the ability of the Company to perform its obligations under the guarantee and failure to comply with conditions specified in the Grant Letter and the schedules included therein. Under the terms of the Parent Guarantee, the Company is required to pay on demand any of the Guaranteed Obligations when due, as the guarantor or surety of Molecular Profiles. Where payments cannot be recovered from the Company as guarantor or surety of Molecular Profiles sums can also be recovered from the Company as a principal debtor. Any amounts due from the Company carry interest of 1.5% above the base rate of the Bank of England or at the European Commission’s reference rate for the United Kingdom as published in the Official Journal from time to time, whichever is higher, from the date of demand to the date of payment.

The foregoing summary of the Parent Guarantee does not purport to be complete and is qualified in its entirety by reference to the Parent Guarantee attached hereto as Exhibit 10.1 and is incorporated by reference.

Items 3.02.	Unregistered Sales of Equity Securities.

As described in Item 1.01 above (the applicable portions of which are incorporated by reference into this Item 3.02), approximately $8.3 million of the aggregate purchase price paid in connection with the acquisition consisted of 1,051,323 shares of Company common stock, which were issued to the Sellers pursuant to the terms of the Purchase Agreement. The newly issued shares are subject to a twelve-month lock-up period and were issued in transactions exempt from registration under the Securities act of 1933, as amended, in reliance on exemptions provided by Regulation S and/or Regulation D.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 10, 2013, the board of directors (the “Board”) of the Company voted to increase the size of the Board from six to eight members and to appoint Dr. Nikin Patel and Dr. Frank Armstrong as new directors to fill the vacancies created by such increase, contingent upon the closing of the acquisition.

Pursuant to the Purchase Agreement, the appointment of Dr. Patel was effective upon the closing of the transactions contemplated by the Purchase Agreement. Dr. Patel will serve as CEO, Molecular Profiles and Director of the Company. The terms of Dr. Patel’s employment are governed by the terms of the employment agreement, dated September 12, 2013, attached hereto as Exhibit 10.2.

Dr. Patel is the founding Chief Executive Officer of Molecular Profiles. Dr. Patel has over 15 years’ technical experience centered on pharmaceutical analysis and formulation development. His leadership was recognized externally through the U.K.’s most prestigious industry accolade, the Queen’s Award for Enterprise, won by Molecular Profiles both in 2007 and 2011 in the Innovation category.

Dr. Patel holds a first class honors degree and Ph.D. in Pharmacy from the University of Nottingham, and is a Member of the Royal Pharmaceutical Society (MRPharmS). In addition to Columbia Laboratories, he is currently a director of Regentec Ltd, a regenerative medicine company.

Dr. Armstrong was appointed to the Board to serve as an independent director, effective upon the closing of the transaction contemplated by the Purchase Agreement. Dr. Armstrong was not selected pursuant to any arrangement or understanding with the Company or any affiliate of the Company. Dr. Armstrong has no relationship that is required to be disclosed pursuant to Item 404(a) of Regulation S-K. Dr. Armstrong’s compensation for his services as a director will be consistent with that of our other non-employee directors, including the execution of an indemnification agreement with Dr. Armstrong in the form previously approved by the Board.

Dr. Armstrong has over 20 years of experience in development and management at major pharmaceutical and leading biotechnology companies, spanning all aspects of the drug evaluation, development and commercialization processes. Dr. Armstrong led Medical Science and Innovation in R&D at Merck Serono and previously led Worldwide Product Development at Bayer AG and the Worldwide Medical Organization at Zeneca. He also served as CEO of Fulcrum Pharma plc and President and CEO of CuraGen Corp., among others.

Dr. Armstrong holds an honors degree and MBChB (awarded as an MD in the United States) in Biochemistry and Medicine from the University of Edinburgh in Scotland. He was elected as a Fellow of the Faculty of Pharmaceutical Physicians (FFPM) in 1994, and Fellow of Royal College of Physicians, Edinburgh (FRCPE) in 1993. He currently serves on the Boards of six healthcare companies: Summit plc (non-executive Chairman), Asceneuron SA (executive Chairman), Xceleron (Chairman), Actino Pharma, Entelos and CardioRentis (non-executive Director).

In addition to the appointments to the Board of Drs. Patel and Armstrong, the Board approved the appointment of Dr. Martyn Davies to the position of Board Advisor.

Dr. Davies has over 30 years’ experience in the pharmaceutical, biopharmaceutical and drug delivery fields. He co-founded Molecular Profiles in 1997 as a spin-out company from his academic laboratory, and served as the company’s Founder-Chairman until its acquisition by Columbia Laboratories in September 2013. He played a key role in Molecular Profiles’ strategic development and also in leading and consulting on many technical projects for clients. Dr. Davies is also a Professor at the University of Nottingham’s School of Pharmacy.

Dr. Davies holds a first class honors degree in Pharmacy from Brighton Polytechnic and a Ph.D. from King’s College, University of London. He has authored or co-authored more than 370 articles, is a Fellow of the Royal Society for Chemistry (FRSC) and Royal Pharmaceutical Society of Great Britain (FRPharmS), and is a past President of the Controlled Release Society (2011-12).

Item 7.01.	Regulation FD Disclosure.

On September 12, 2013, the Company issued a press release announcing the closing of the Company’s acquisition of Molecular Profiles. A copy of the press release was furnished as Exhibit 99.1 to the Current Report on Form 8-K filed on September 12, 2013. On September 16, 2013, the Company issued a press release entitled “Columbia Laboratories Expands its Board of Directors” announcing the appointment to the Board of Drs. Nikin Patel and Frank Armstrong and the appointment of Dr. Martyn Davies to the position of Board Advisor.

A copy of the press release is furnished and attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Without limiting the generality of the foregoing, the “Forward-Looking Statements” disclosure contained in the press release is incorporated by reference into this Item 7.01. The information contained in this Item 7.01 and the accompanying Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and such information is not incorporated by reference into any registration statements or other document filed under the Securities Act or the Exchange Act, regardless of the general incorporation language contained in such filing, except as shall be expressly set forth by specific reference to this filing.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

The financial statements required by this Item 9.01(a) are currently being prepared. The Company will file the required financial statements under the cover of Form 8-K/A as soon as practicable but not later than 71 calendar days after the latest date on which this initial Current Report on Form 8-K is required to be filed.

(b) Pro forma Financial Information

The financial statements required by this Item 9.01(b) are currently being prepared. The Company will file the required financial statements under the cover of Form 8-K/A as soon as practicable but not later than 71 calendar days after the latest date on which this initial Current Report on Form 8-K is required to be filed.

(d)	Exhibits.

Exhibit No.	Description

2.1	Share Purchase Agreement between the sellers listed on schedule 1 thereto, and Columbia Laboratories, Inc. and Molecular Profiles Limited, dated September 12, 2013.

10.1	Parent Guarantee of Columbia Laboratories, Inc., dated September 12, 2013.

10.2	Employment Agreement between Dr. Nikin Patel and Columbia Laboratories, Inc., dated September 12, 2013.

99.1	Press Release dated September 16, 2013, entitled “Columbia Laboratories Expands Board of Directors.”

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLUMBIA LABORATORIES, INC.

By:	/s/ Jonathan Lloyd Jones
Name:	Jonathan Lloyd Jones
Title:	Vice President & Chief Financial Officer

Date: September 18, 2013